Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Five Below, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Five Below, Inc. 2022 Equity Incentive Plan	457(h)	4,300,000(2)	$122.71(3)	$527,631,500.00	0.0000927	$48,911.44

Total Offering Amounts					$527,631,500.00		$48,911.44

Total Fee Offsets							—

Net Fee Due							$48,911.44
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Five Below, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents (a) 3,500,000 shares of common stock, $0.01 par value per share, issuable pursuant to the 2022 Plan and (b) up to 800,000 shares of common stock underlying outstanding awards under the Five Below, Inc. Amended and Restated Equity Incentive Plan that (x) expire, are terminated, are canceled or are forfeited for any reason on or after June 14, 2022, or (y) in certain cases, are withheld in settlement of a tax withholding obligation on or after June 14, 2022, in each case which become issuable pursuant to the 2022 Plan.

(3)

Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock as reported on the Nasdaq Global Select Market on June 13, 2022.